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                [TANGER FACTORY OUTLET CENTERS, INC. LETTERHEAD]


NEWS RELEASE

FOR RELEASE:      IMMEDIATE RELEASE

CONTACT:          FRANK C. MARCHISELLO, JR.
                  (336) 834-6834


               TANGER FACTORY OUTLET CENTERS ANNOUNCES OFFERING OF
                             1,000,000 COMMON SHARES

       GREENSBORO, N.C., September 4, 2002, Tanger Factory Outlet Centers, Inc. (NYSE: SKT), today announced a public offering of 1,000,000 of its common shares at a price to the public of $29.25 per share. The Company will use the net proceeds, together with other available funds, to acquire one outlet center currently under contract, to repay indebtedness under its lines of credit and for general corporate purposes.

       Credit Suisse First Boston is the underwriter for the offering. The closing of the offering is expected to occur on September 10, 2002 and is subject to customary closing conditions. The underwriter has a 30-day option to purchase up to 150,000 additional shares of common stock from the Company solely to cover over-allotments, if any. The offering is being made under the Company's shelf registration statements previously declared effective by the Securities and Exchange Commission. Copies of the final prospectus supplement and prospectus for the offering may be obtained from the prospectus department of Credit Suisse First Boston, 11 Madison Avenue, New York, NY 10010, or by phone at 212-325-2580.

       This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

       Tanger Factory Outlet Centers, Inc., a fully integrated, self-administered and self-managed publicly-traded REIT, presently operates 29 centers in 21 states coast to coast, totaling approximately 5.4 million square feet of gross leasable area. This press release may contain forward-looking statements regarding our financing and acquisition plans. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, and the availability and cost of capital. For a more detailed discussion of the factors that affect the Company's operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

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